Exhibit (j)(1)



CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 37 to the Registration Statement on Form N-1A of Fidelity California Municipal Trust: Spartan California Municipal Income Fund, of our report dated April 7, 1999 on the financial statements and financial highlights included in the February 28, 1999 Annual Report to Shareholders of Spartan California Municipal Income Fund.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Auditor" in the Statement of Additional Information.

/s/PricewaterhouseCoopers LLP
   PricewaterhouseCoopers LLP
   Boston, Massachusetts
   April 15, 1999